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                                                                   EXHIBIT 10.8

                                [FLAG LETTERHEAD]


                                  CONFIDENTIAL

October ___, 2002


Andres Bande
55 Park Lane
London W1A 3HJ
United Kingdom

       AMENDMENT TO EMPLOYMENT AGREEMENT FOR ANDRES BANDE PURSUANT TO THE THIRD AMENDED AND RESTATED JOINT PLAN OF REORGANIZATION OF THE COMPANY

Dear Andres:

Pursuant to the Third Amended and Restated Joint Plan of Reorganization of Debtors under Chapter 11 of the Bankruptcy Code (such debtors referred to collectively herein as the "COMPANY"), as may be amended from time to time (the "PLAN"), your Employment Agreement dated 11 December 1997 (your "AGREEMENT"), as amended by the Addendum to your Agreement dated 9 April 2002 (your "ADDENDUM"), is hereby, effective as of the Effective Date (as defined in the Plan), assumed by FLAG Telecom Group Limited ("FTGL") as further amended below.

1. RETENTION PAYMENT AMOUNT. You shall vest in your Retention Payment Amount on the Effective Date. Notwithstanding anything to the contrary in your Agreement or Addendum, you shall be obligated to repay your Retention Payment Amount if, prior to the Effective Date, you terminate your Agreement without Good Reason or your employment under your Agreement is terminated for Cause.

2. ENTERPRISE VALUE BONUS. You shall not be entitled to payment of the percentage of the Enterprise Value of the Company as contemplated under your Addendum.

3. 2002 BONUS. Your Annual Incentive Bonus for 2002 shall be paid in accordance with the following:

     (a) You shall be eligible to earn your target Annual Incentive Bonus as in effect prior to the Commencement Date (as defined in the Plan) if (i) you are employed on 31 December 2002 by FTGL or (ii) your employment with FTGL terminates prior to 31 December 2002 for any reason other than (A)

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          termination for Cause or (B) voluntary resignation for other than Good
          Reason; provided that the conditions of Section 3(c) below are met.

     (b) Your Annual Incentive Bonus shall be payable in a cash lump sum as soon as practicable following 31 December 2002, but in no event later than 20 January 2003; provided that, if fourth quarter financial results are not available on 15 January 2003, the portion of the Annual Incentive Bonus based upon such results shall be payable within five days of such results becoming available, but in no event later than March 31, 2003.

     (c) Fifty percent of your target Annual Incentive Bonus shall be payable if available cash plus working capital of FTGL and its subsidiaries as of the Effective Date is equal to or greater than projected or if the available cash plus working capital of FTGL and its subsidiaries as of the Effective Date is within 2.5 percent of such projection. The remaining fifty percent of the target Annual Incentive Bonus shall be payable if each of cash revenue and cash flow in fourth quarter 2002 is equal to or greater than projected or if each of cash revenue and cash flow in fourth quarter 2002 is within 2.5 percent of each such projection.

     (d) For purposes hereof, the projections referenced in Section 3(c) above and the meaning of "available cash plus working capital", "cash revenue" and "cash flow" shall be determined consistent with Section
          6.7.4 of the Plan.

4.   TERMINATION OF EMPLOYMENT.

     (a) The lump-sum payment in Section 5(b)(i) of your Agreement shall equal one times Base Salary plus target Annual Incentive Bonus.

     (b) The phrase "on or after 1 October 2004" shall be substituted for "after 31 December 2003" in Section 5(c) of your Agreement, as amended by your Addendum.

     (c) The phrase "or (F) failure of FLAG to create the SOP and make the grants referred to in Sections 3(f)(i) within ninety (90) days of the Effective Date except to the extent the delay is directly and primarily the result of Executive's action or inactions" shall be deleted from Section 5(d)(i) of your Agreement.

     (d) The phrase "or your (F) being removed as Chairman of the FTGL Board at any time prior to the end of the thirty-day period following the Effective Date or (G) at any time ceasing to be the chief executive officer of FTGL reporting directly and exclusively to the full Board of Directors of FTGL" shall be inserted after Section 5(d)(i)(E) of your Agreement.

     (e) You shall not be entitled to terminate your Agreement for Good Reason solely as a result of a change in composition of the Board of Directors of FTGL or a change in ownership of FTGL, in each case pursuant to the Plan.

     (f) Except as expressly modified above, "Cause" and "Good Reason" shall be defined in the manner set forth in your Agreement.

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5.   LEGAL EXPENSES.

     (a) FTGL shall pay your actual documented litigation-related costs and expenses (including attorneys fees) to the extent that (i) such costs and expenses are pending reimbursement or not actually reimbursed by the insurers under the directors and officers liability insurance policies of the Company in existence prior to the Effective Date (the "POLICIES"), regardless of whether such costs and expenses were incurred pre- or post-petition, and (ii) the aggregate amount of the payments described in this sentence, together with all other payments made pursuant to Section 6.4.1(b) of the Plan, shall not exceed $3.25 million and the aggregate amount of such payments for the period through the first anniversary of the Effective Date shall not exceed $1.625 million. Notwithstanding the foregoing, FTGL shall not be required to advance costs and expenses that are pending reimbursement by the insurers under the Policies if such advancement would result in the contravention of the Sarbanes-Oxley Act of 2002 (as defined below). "Sarbanes-Oxley Act of 2002" means that certain U.S. federal legislation adopted on July 30, 2002, as amended or supplemented from time to time, or any U.S. federal statute or regulation adopted by the U.S. Securities and Exchange Commission in effect that has replaced, amended or supplemented or will replace, amend or supplement such statute.

     (b) You shall take all reasonably necessary action to collect from the directors and officers liability insurers of the Company the costs and expenses described in Section 5(a) above and fully cooperate with FTGL in connection with any coverage disputes under Section 5(f) below. In the event of a material violation of your obligation to cooperate with FTGL pursuant to the preceding sentence, FTGL's obligation to make payments under Section 5(a) above shall terminate.

     (c) You hereby represent and certify that you have not knowingly made any fraudulent statements or material misrepresentations to the directors and officers liability insurers of the Company or persons acting on their behalf in connection with the Company's directors and officers insurance application process. In the event that you are found by a judgment or other final adjudication to have knowingly made such a fraudulent statement or material misrepresentation, FTGL's obligation to make the payments in Section 5(a) above shall immediately terminate and you shall be required to refund your pro rata share of any payments made by FTGL pursuant to Section 6.4.1(b) of the Plan. Such pro rata share shall be determined by dividing the total amount of such payments by the total number of defendants in the relevant litigation.

     (d) All payments made pursuant to Section 5(a) above, to the extent actually paid by FTGL, shall be immediately reimbursable upon collection by you to the extent of and out of any indemnified fees, costs and expenses actually reimbursed by the insurers under the Policies.

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     (e)  FTGL shall reimburse you for attorneys fees and expenses incurred in connection with the Chapter 11 Cases (as defined in the Plan), in an amount not to exceed, together with all other reimbursements pursuant to Section 6.4.2 of the Plan, $180,000 in the aggregate. Any such reimbursement shall reduce the maximum amount payable under Section 5(a) above.

     (f) FTGL shall pay its own attorneys fees and costs in connection with disputes as to coverage under the Policies and take all reasonably necessary action to resolve any such disputes; provided, however, that FTGL shall not be responsible, either directly or through reimbursement, for costs associated with any legal or other professionals retained by you in connection with such disputes.

6. INDEMNIFICATION. You shall be indemnified by FTGL with respect to acts and omissions occurring on or after the Effective Date to the same extent as the other directors and officers of FTGL.

7. DEFERRED COMPENSATION. Except with respect to your Annual Incentive Bonus for 2002, you shall not be entitled to receive any deferred compensation earned or incurred prior to the Effective Date. For the avoidance of doubt, it is understood that the foregoing sentence shall not prevent you from receiving the Retention Payment Amount referred to in Section 1 above, to the extent eligible.

8. NO DEFAULTS/CURE OBLIGATIONS. You hereby acknowledge that no default exists under your Agreement or Addendum that is required to be cured upon assumption.

9. OTHER TERMS IN EFFECT. Except as specifically modified herein, the employment period and other terms of your Agreement and Addendum remain in force.

Please indicate your acceptance of the above by signing and dating below.

Sincerely,


FLAG Telecom Group Limited

By:
   -------------------------------
Name:
Title:


--------------------------------
Andres Bande

Date
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